UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 3, 2017

RELM Wireless Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32644	59-3486297
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7100 Technology Drive, West Melbourne, FL		32904
(Address of principal executive offices)		(Zip Code)

   Registrant’s telephone number, including area code: (321) 984-1414

N/A
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of RELM Wireless Corporation (the “Company”) accepted Davey P. Storey’s resignation as President and Chief Executive Officer of the Company effective as of the close of business on January 16, 2017. On February 3, 2017, the Company and Mr. Storey entered into a Separation and Release Agreement (the “Agreement”), and Mr. Storey resigned from the Board effective as of the close of business as of January 16, 2017.

Under the Agreement, Mr. Storey is entitled to a separation payment in the gross amount of $300,000, payable in equal installments over a period of 12 months. Mr. Storey retains the right to exercise his vested stock options for a period of three months. His unvested stock options were forfeited upon his separation of service from the Company. Mr. Storey’s health insurance benefits provided by the Company ceased on January 31, 2017, and the Company agreed to pay the difference in cost between Mr. Storey’s portion and COBRA’s actual cost for coverage through December 31, 2017, as long as Mr. Storey selects and continues his COBRA coverage through such date. Mr. Storey’s participation in all benefits of employment, including, but not limited to, accrual of bonuses, vacation and paid time off, ceased as of January 16, 2017.

The Agreement includes customary confidentiality, non-disparagement and non-solicitation covenants and a mutual release of claims.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01            Financial Statements and Exhibits.

(d) Exhibits.

10.1
Separation and Release Agreement, executed February 3, 2017, by and between RELM Wireless Corporation and David P. Storey.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RELM WIRELESS CORPORATION

Date: February 6, 2017	By:	/s/ William P. Kelly
William P. Kelly
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

ExhibitNo.	Description
10.1	Separation and Release Agreement, executed February 3, 2017, by and between RELM Wireless Corporation and David P. Storey.